Exhibit 99.1

Contacts
Media
Ana Kapor
650.638.6227
ana.kapor@appliedbiosystems.com

Investors	European Media and Investors
Linda Greub	David Speechly, Ph.D.
650.554.2349	(+) 44.162.273.9150
linda.greub@appliedbiosystems.com	speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2005 FIRST QUARTER RESULTS

•	Fully diluted EPS of $0.18 ($0.18 on a non-GAAP basis, excluding specified items)

•	Net revenues of $390 million

FOSTER CITY, CA, October 26, 2004 – Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today reported revenues of $390 million for the first quarter of fiscal 2005, a 2% increase over the prior year quarter. Net revenues include favorable foreign currency effects of approximately 2%, compared to the prior year quarter. Net income was $37 million, compared to $33 million for the prior year quarter. Earnings per share (EPS) for the quarter were $0.18, compared to $0.16 for the prior year quarter. EPS on a non-GAAP basis, excluding the specified items described below, for the quarter were also $0.18. The net effect of foreign currency on EPS was a benefit of approximately $0.02, compared to the prior year quarter.

“Applied Biosystems undertook actions during the first quarter to improve its organizational structure and business processes and to enhance opportunities for its mass spectrometry business,” said Tony L. White, Chief Executive Officer, Applera Corporation. “We believe these actions will be positive for both growth and operating efficiency.”

Catherine M. Burzik, President, Applied Biosystems said, “Revenue growth over the prior year quarter was highest in our Real-Time PCR/Other Applied Genomics product category, where growth was driven by the continued strength of our TaqMan® based systems, our human identification products, and our expanding line of biosecurity products. Mass Spectrometry revenue growth was led by sales of our 4000 Q TRAP® LC/MS/MS System. In contrast, DNA Sequencing revenue declined compared to the prior year quarter, primarily as a result of decreased sales of 3730xl DNA Analyzers.”

During the first quarter of fiscal 2005, the Group recorded items that affected the comparability of the results with the first quarter of fiscal 2004. These items, which netted $1.1 million pre-tax, were comprised of a pre-tax gain of $8.5 million related to the settlement of a patent infringement claim and termination of a joint development agreement with Illumina, Inc., and a pre-tax charge of $7.4 million for severance and benefit costs. The severance charges related primarily to staff reductions intended to better align the Group’s resources with anticipated business opportunities and to integrate the Applied Biosystems MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc. The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Adjusted amounts
(Dollar amounts in millions)

Three months ended September 30, 2004

	GAAP amounts	Adjustments	Adjusted amounts

Operating income	$48.6	$1.1	$47.5
Income before income taxes	51.6	1.1	$50.5
Provision for income taxes	14.5	0.3	$14.2
Net income	37.1	0.8	$36.3

Total diluted earnings per share	0.18	—	0.18

Additional Financial Highlights

•	Revenues for the five product categories and their growth relative to the prior year quarter were: $116 million for DNA Sequencing, a 7% decline; $112 million for Real-Time PCR/Other Applied Genomics, a 19% increase; $89 million for Mass Spectrometry, an 8% increase; $47 million for Core DNA Synthesis and PCR, a 7% decline; and $26 million for Other Product Lines, a 14% decline.

•	Revenues by source and their growth relative to the prior year quarter were: $162 million for Instruments, a 6% decline; $156 million for Consumables, an 11% increase; and $72 million for Other Sources, including service and support, royalties, licenses, and consulting, a 2% increase.

•	Revenues for the major geographic regions and their growth relative to the prior year quarter were: $193 million in the United States, a 2% increase; $115 million in Europe, an 11% increase, including favorable foreign currency effects of approximately 5%; and $71 million in Asia Pacific, an 8% decrease, including favorable foreign currency effects of approximately 4%. Revenues in Japan, which are included in total revenues for Asia Pacific, declined 13% from the prior year quarter, including favorable foreign currency effects of approximately 6%. The ongoing transition of universities to Independent Administrative Agency status continued to negatively affect sales in Japan.

•	Gross Margin increased to 53.2% from 51.8% in the prior year quarter, reflecting reduced software amortization, reduced warranty costs, and the effects of foreign currency.

•	Selling, general, and administrative (SG&A) expenditures were $109 million, an increase of $13 million, or 13%, over the prior year quarter. Fiscal 2005 first quarter amounts included $4 million of higher litigation-related legal expenses, and unfavorable foreign currency effects of approximately $2 million, compared to the prior year quarter.

•	Research, development and engineering (R&D) expenses were $51 million for the quarter, a decrease of $9 million, or 14%, below the prior year quarter, as a result of the recent realignment of the R&D product portfolio.

•	Cash flow from operations was $40 million for the quarter and capital expenditures were $9 million. As of the end of the quarter, cash was $535 million, up from $505 million as of June 30, 2004, accounts receivable were $329 million, representing 65 days sales outstanding, and inventory was $139 million, representing 3.7 months of inventory on hand.

Business Highlights

•	Catherine M. Burzik was promoted to President, Applied Biosystems following the retirement of Michael W. Hunkapiller, Ph.D.

•	During the first quarter, the Group announced an agreement for the expansion of its Applied Biosystems/MDS Sciex Instruments joint venture with MDS to include Applied Biosystems’ MALDI Time-of-Flight (TOF) mass spectrometry systems. The transaction was completed last week.

•	The Group introduced LS*LIMS™ Software, a new workflow management and process automation solution designed to increase productivity, improve data quality, and integrate data from many different sources for genomics and proteomics laboratories.

•	The Group introduced the 3130 line of Genetic Analyzers for low- to medium-throughput laboratories designed to deliver enhanced automation, faster turnaround times, higher reliability, and higher data quality across a wide range of applications.

•	The Group introduced both the 7900HT Fast Real-Time PCR System and the 9800 Fast PCR System. Both systems are intended to reduce time to results and increase productivity for our customers.

Applied Biosystems Outlook

•	Applied Biosystems continues to expect low- to mid-single digit revenue growth for fiscal 2005.

•	Applied Biosystems continues to expect EPS growth for fiscal 2005 at a rate exceeding that of the annual revenue growth rate. This expectation excludes certain types of items which are included in EPS under GAAP, as set forth below under “Use of Non-GAAP Financial Information.”

The Group believes this outlook and its fiscal year 2005 financial performance will continue to be affected by, among other things, the timing and level of future NIH funding in the U.S. and the ongoing transition of universities in Japan to Independent Administrative Agency status. Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the first quarter of fiscal 2005, end-user alliance sales for all products, sold primarily by Abbott Laboratories, increased to $12.9 million from $9.6 million in the same quarter last year. This increase was primarily due to higher demand for products sourced during the second half of fiscal 2004 from third parties, including products for HLA typing, and higher demand for Abbott alliance products, including infectious disease products and instruments.

During the recently completed quarter, the pre-tax loss decreased to $9.3 million, compared to $12.0 million in the same quarter last year. This decrease was primarily due to higher revenue and gross margin, and lower SG&A expenses. Reported revenues increased to $9.2 million, compared to $8.5 million in the same quarter last year. Reported revenues for the recent quarter consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used during the quarter was $10.3 million, compared to $14.7 million in the first quarter of fiscal 2004.

“We are continuing to reduce our operating losses and to advance our discovery research to identify and validate new markers of disease,” said Kathy Ordoñez, President, Celera Diagnostics. “We plan to complete medical utility studies in the coming months related to risk for myocardial infarction, rheumatoid arthritis and breast cancer metastasis. These studies should indicate the utility of our constellations of markers relative to existing diagnostic methods, and should aid in defining our path to new products.”

Celera Diagnostics Highlights

•	An October 2004 publication in the online edition of the Proceedings of the National Academy of Sciences described genetic variants associated with late-onset Alzheimer’s disease that were discovered by scientists at Celera Diagnostics and its collaborators. These gene variants, also referred to as single nucleotide polymorphisms (SNPs), are in genes that code for the GAPD enzyme, which is involved in glucose metabolism and neuronal apoptosis, the programmed death of brain cells. This research may have pharmacogenomic implications for drugs in development, as well as for current and future therapies for Alzheimer’s and other neurodegenerative diseases.

•	During the last three months, Celera Diagnostics initiated studies to determine the medical utility of markers associated with the diseases mentioned above. These markers were previously identified and replicated in discovery research studies. Additional discovery work is underway to identify genetic markers related to Alzheimer’s disease, liver disease, other forms of cardiovascular disease and autoimmune disorders.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics intends to continue advancing its disease association and medical utility studies during fiscal 2005. It also anticipates increased sales of existing products sold through its alliance with Abbott, particularly ASRs for cystic fibrosis and products for infectious disease testing. Celera Diagnostics is also planning the introduction of new products. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $28 to $35 million, and fiscal 2005 net cash use to be in a range of $30 to $40 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in range of $60 to $70 million during fiscal 2005.

Risks and uncertainties that may affect Celera Diagnostics’ financial performance are detailed in the Forward-Looking Statements section of this release.

Use of Non-GAAP Financial Information

This press release contains non-GAAP information, including earnings per share adjusted to exclude certain costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings and asset impairment charges. We believe the presentation of non-GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP information is viewed in conjunction with non-GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. This information is not intended to be considered in isolation or as a substitute for GAAP financial information.

Conference Call & Webcast

•	A conference call to discuss financial results will be held today at 11:00 a.m. (ET). Management will focus on each of the Applera businesses separately at the approximate times below:

	o	Applied Biosystems Group	11:00 a.m. (ET)
	o	Celera Diagnostics	11:45 a.m. (ET)
	o	Celera Genomics Group	12:15 p.m. (ET)

•	Conference call number is 706.634.4992 (code “Applera”).
•	This conference call will also be webcast and can be accessed on the “Investors & Media” section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com.
•	A digital recording will be available approximately two hours after the completion of the conference call on October 26 until November 7, 2004. The replay number is 706.645.9291, conference ID 1528463.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Forward-Looking Statements

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (6) uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera Diagnostics to protect trade secrets, and the risk to Applied Biosystems and Celera Diagnostics of infringement claims; (7) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (8) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (9) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (10) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (11) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from fourth party payors such as private insurance companies and government insurance plans; (12) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (13) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (14) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (15) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (16) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (17) intense competition in the industry in which Celera Diagnostics operates; and (18) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2004. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera and AB (Design) are registered trademarks and Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended September 30,

	2004	2003*

Net revenues	$390.3	$382.7
Cost of sales	182.7	184.6

Gross margin	207.6	198.1
Selling, general and administrative	109.0	96.3
Research, development and engineering	51.1	59.6
Employee-related charges, asset impairments and other	7.4
Litigation settlement	(8.5)

Operating income	48.6	42.2
Gain on investments, net		1.2
Interest income, net	2.4	2.9
Other income (expense), net	0.6	0.1

Income before income taxes	51.6	46.4
Provision for income taxes	14.5	13.0

Net income	$37.1	$33.4

Earnings per share analysis

Net income	$37.1	$33.4

Allocated intercompany sales of assets	(0.1)
Allocated interperiod taxes	(0.6)

Total net income allocated	36.4	33.4
Less dividends declared on common stock	8.3	8.9

Undistributed earnings	$28.1	$24.5

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04
Basic undistributed earnings per share	0.15	0.12

Total basic earnings per share	$0.19	$0.16

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04
Diluted undistributed earnings per share	0.14	0.12

Total diluted earnings per share	$0.18	$0.16

Weighted average number of common shares
Basic	195,526,000	208,414,000
Diluted	198,252,000	211,620,000

* Prior year numbers have been reclassified for comparative purposes.

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APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended September 30,

	2004	2003	Change

DNA Sequencing	$116.1	$124.8	-7%
% of total revenues	30%	33%
Real-Time PCR/Other Applied Genomics A	111.8	94.3	19%
% of total revenues	29%	25%
Mass Spectrometry	89.1	82.4	8%
% of total revenues	23%	21%
Core DNA Synthesis & PCR	47.4	51.2	-7%
% of total revenues	12%	13%
Other Product Lines	25.9	30.0	-14%
% of total revenues	6%	8%

Total	$390.3	$382.7	2%

AThe product category Real-Time PCR/Other Applied Genomics was previously called SDS/Other Applied Genomics.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$390.3	$9.6	$9.2		$(1.9)	$407.2
Cost of sales	182.7	2.6	3.1		(1.1)	187.3

Gross margin	207.6	7.0	6.1		(0.8)	219.9
Selling, general and administrative	109.0	5.5	3.0		(0.1)	117.4
Research, development and engineering	51.1	24.4	12.4		(0.6)	87.3
Amortization of intangible assets		0.7				0.7
Employee-related charges, asset impairments and other	7.4	2.8				10.2
Litigation settlement	(8.5)					(8.5)

Operating income (loss)	48.6	(26.4)	(9.3)		(0.1)	12.8
Interest income, net	2.4	2.9				5.3
Other income (expense), net	0.6	1.5				2.1
Loss from joint venture		(9.3)			9.3

Income (loss) before income taxes	51.6	(31.3)	(9.3)		9.2	20.2
Provision (benefit) for income taxes	14.5	(11.0)		(1)	0.6	4.1

Net income (loss)	$37.1	$(20.3)	$(9.3)		$8.6	$16.1

Net income (loss) per share
Basic	$0.19	$(0.28)
Diluted	$0.18	$(0.28)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2003
(Dollar amounts in millions except per share amounts)
(unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$382.7	$17.3	$8.5		$(3.5)	$405.0
Cost of sales	184.6	2.7	3.6		(2.2)	188.7

Gross margin	198.1	14.6	4.9		(1.3)	216.3
Selling, general and administrative	96.3	8.2	4.5		0.1	109.1
Research, development and engineering	59.6	21.8	12.4		(1.4)	92.4
Amortization of intangible assets		0.7				0.7

Operating income (loss)	42.2	(16.1)	(12.0)			14.1
Gain (loss) on investments, net	1.2	(0.7)				0.5
Interest income, net	2.9	3.1				6.0
Other income (expense), net	0.1	(1.0)				(0.9)
Loss from joint venture		(12.0)			12.0

Income (loss) before income taxes	46.4	(26.7)	(12.0)		12.0	19.7
Provision (benefit) for income taxes	13.0	(10.4)		(1)	1.1	3.7

Net income (loss)	$33.4	$(16.3)	$(12.0)		$10.9	$16.0

Net income (loss) per share
Basic	$0.16	$(0.23)
Diluted	$0.16	$(0.23)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

First quarter fiscal 2004 numbers have been reclassified for comparative purposes.